Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

SECOND QUARTER 2024 RESULTS

•	Second Quarter 2024 Net Income was $10.5 million, as compared to $9.9 million in 2023, an increase of 6.5%.
•	Second Quarter 2024 Revenues were $49.1 million, as compared to $42.8 million in 2023, an increase of 14.8%.
•	Dividend of $0.325 per share of common stock payable in September 2024

Iselin, NJ, (July 31, 2024) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Results

Diluted earnings per share were $0.59 for the three months ended June 30, 2024, compared to $0.55 for the same period in 2023. Net income for the quarter ended June 30, 2024, increased to $10.5 million, up 6.5% from the same period in 2023.

Quarterly consolidated operating revenues were $49.1 million, an increase of $6.3 million as compared to the same period in 2023. Revenues in our Middlesex System increased $5.2 million due to the New Jersey Board of Public Utilities (“NJBPU”) approved base rate increase which took effect March 1, 2024 and increased commercial and industrial customer billings. In our Delaware system, revenues increased $0.6 million due to customer growth and higher customer demand.

Operation and maintenance expenses for the second quarter of 2024 increased $0.6 million from the same period in 2023. The increase was largely related to an enhanced water treatment process at the Company’s Park Avenue Wellfield, increased labor costs, lead service line inventory compliance costs associated with our Delaware system, and outside professional support services costs.

Year-to-Date Results

Year-to-date net income increased $5.5 million, when compared to the same period in 2023. Diluted earnings per share were $1.18 and $0.88 for the six months ended June 30, 2024, and 2023, respectively. The majority of the increase is attributable to the implementation of the NJBPU-approved base rate increases in our Middlesex System and the one-time recovery of previously incurred depreciation, operating and carrying costs of $6.4 million associated with the prior period construction and operation of the water treatment facilities at Middlesex’s Park Avenue Wellfield. As part of the NJBPU-approved Middlesex base rate case, which included the impact of the previously disclosed PFOA lawsuit settlement, the NJBPU authorized these operating and carrying costs to be recovered after Middlesex first applied settlement proceeds to the cost of the water treatment facilities at Middlesex’s Park Avenue Wellfield.

Revenues for the six months ended June 30, 2024, were $89.7 million, an increase of $8.7 million over the same period in 2023. Middlesex System revenues increased $6.8 million due to the NJBPU- approved base rate increase effective March 1, 2024 and higher commercial and industrial billings. In our Delaware system, revenues increased $1.4 million due to customer growth and higher customer demand. Pinelands system revenues increased $0.2 million due to scheduled rate increases resulting from the NJBPU-approved 2023 base rate increase. Non-regulated revenues increased $0.2 million primarily due to higher supplemental contract services.

Year-to-date operations and maintenance expenses increased $0.8 million over the same period in 2023, primarily due to increased labor and employee benefit costs, an enhanced water treatment process at the Company’s Park Avenue Wellfield and lead service line inventory compliance costs associated with our Delaware system. These cost increases were offset by the one-time cost recovery described above.

Year-to-date income taxes increased by $4.3 million when compared to the same period in 2023, primarily due to higher pre-tax income and lower income tax benefits associated with decreased repair expenditures on tangible property in the Middlesex System.

Middlesex President and Chief Executive Officer Nadine Leslie said, “We continue to focus on solidifying our growth and succession planning strategies, meeting customer demand for high quality water service, and investing in our drinking water infrastructure through our RENEW and Water for Tomorrow® programs in New Jersey to ensure compliance with new federal drinking water regulations. In Delaware, we expect to file our general rate case in the third quarter of 2024 to maintain our infrastructure resiliency and compliance with various regulations,” Leslie added.

Board Declares Dividend

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.325 per common share payable on September 3, 2024, to shareholders of record as of August 15, 2024. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend for fifty-one consecutive years.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ: MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Operating Revenues	$49,146	$42,801	$89,670	$80,957

Operating Expenses:
Operations and Maintenance	21,825	21,204	42,290	41,462
Depreciation	6,305	6,184	11,701	12,170
Other Taxes	5,701	4,744	10,499	9,168

Total Operating Expenses	33,831	32,132	64,490	62,800

Operating Income	15,315	10,669	25,180	18,157

Other Income:
Allowance for Funds Used During Construction	257	852	433	1,665
Other Income, net	2,399	1,290	7,588	2,188

Total Other Income, net	2,656	2,142	8,021	3,853

Interest Charges	4,041	3,251	7,310	5,846

Income before Income Taxes	13,930	9,560	25,891	16,164

Income Taxes	3,384	(341)	4,663	397

Net Income	10,546	9,901	21,228	15,767

Preferred Stock Dividend Requirements	30	30	60	60

Earnings Applicable to Common Stock	$10,516	$9,871	$21,168	$15,707

Earnings per share of Common Stock:
Basic	$0.59	$0.56	$1.19	$0.89
Diluted	$0.59	$0.55	$1.18	$0.88

Average Number of
Common Shares Outstanding :
Basic	17,829	17,713	17,824	17,683
Diluted	17,944	17,828	17,939	17,798